                                                                 Exhibit 11.1


                  K-TRON INTERNATIONAL, INC. & SUBSIDIARIES

                   COMPUTATION OF (LOSS) EARNINGS PER SHARE
                                 (Unaudited)

                              Three Months Ended         Six Months Ended
                              ------------------         ----------------
                              July 1,     July 2,       July 1,      July 2,
                               1995        1994          1995         1994
                               ----        ----          ----         ----
AVERAGE COMMON AND
 COMMON-EQUIVALENT
 SHARES:

 Weighted Average
 Common Shares
 Outstanding
 per Period                 3,088,000     3,057,000    3,088,000     3,057,000

 Stock Options and
 Warrants Computed                 --         7,000           --         7,000
                            ---------     ---------    ---------     ---------

ADJUSTED AVERAGE COMMON
 AND COMMON-EQUIVALENT
 SHARES COMPUTATION         3,088,000     3,064,000    3,088,000     3,064,000
                            =========     =========    =========     =========

EARNINGS FOR COMMON AND
 COMMON-EQUIVALENT
 SHARES COMPUTATION:

    Net (loss) income
    applicable to
    Common Stock          $(8,950,000)    $  51,000  $(10,230,000)   $(626,000)
                          ============    =========  =============   ==========

EARNINGS PER SHARE:

 (Loss) Earnings per
   Share                  $     (2.90)    $     .02  $      (3.31)   $    (.02)
                          ============    =========  =============   ==========